Exhibit 10.2

MASTER CONSULTING AND ENGINEERING SERVICES AGREEMENT

This Master Consulting and Engineering Services Agreement (the “Agreement”), effective as of October 9, 2007 (the “Effective Date”), is entered into by and between KLATU Networks, LLC, (hereinafter “KLATU”), a Oregon Limited Liability Corporation located in Canby, Oregon, and Cryoport, Inc. (hereinafter “CRYOPORT”), a California Corporation located in Lake Forest, California.

Recitals

A.           Whereas, CRYOPORT is in the business of designing, developing, manufacturing and marketing cryogenic packaging solutions.

B.           Whereas, KLATU is in the business of designing, developing, manufacturing and marketing wireless sensor network products including related software, data processing services and consulting.

C.           Whereas, CRYOPORT and KLATU desire to work together through a phased development of a Cryogenic Package Monitoring and Tracking System (hereinafter “CPMS”) that would be developed collaboratively by the parties based on KLATU Background Technology.

D.           Whereas, CRYOPORT desires to have KLATU perform certain consulting, software and hardware engineering development services as mutually agreed upon and set forth in one or more “Statements of Work” to be attached hereto as sequentially labeled Exhibits beginning with Exhibit A-1 (each, a “Project,” collectively, the “Projects”).

E.           Now therefore, KLATU desires to perform such services, subject to the terms and conditions of this Agreement.

Agreement

1.           Definitions.  All definitions used herein shall apply to both the single and plural forms, as context may require.  The following terms when used herein shall have the following meanings:

1.1           “Background Technology” means all schematics, development tools, objects, routines, subroutines, specifications, methodologies, algorithms, designs, drawings, Source Code, Object Code, data files, inventions (whether patentable or not), know-how, trade secret or other technology or materials and the Intellectual Property Rights related to or arising from any of the foregoing owned or controlled by KLATU prior to the Effective Date.

1.2           “Contracted Hourly Rates” means the “market rate” or “discounted rate” attached hereto as sequentially labeled Exhibits beginning with Exhibit B-1 for engineering development services relating to the Statement of Work.

1.3           “Developed Software” means the software programs in Executable Code and any technical documentation related thereto developed by KLATU specifically for CRYOPORT pursuant to the terms of this Agreement and the applicable Statement of Work.

1.4           “Developed Hardware” means hardware devices developed or integrated by KLATU including embedded firmware developed pursuant to the terms of this Agreement and the applicable Statement of Work.

1.5           “Developed Technology” means all schematics, development tools, objects, routines, subroutines, methodologies, algorithms, specifications, designs, drawings, software programs (in both Source Code and Object Code form), including, without limitation, the Developed Software, data files, inventions (whether patentable or not), know-how, trade secret or other technology or materials and the Intellectual Property Rights related to or arising from any of the foregoing created, developed or otherwise reduced to practice by KLATU during the term of this Agreement.

1.6           “Intellectual Property Rights” means any and all patents, patent registrations, business processes, data rights, copyrights, trade names, trademarks, trade secrets, know-how, mask works, or any other proprietary rights, whether registered or unregistered, arising or enforceable under U.S. law or the law of any other jurisdiction or international treaty regime.

1.7           “Object Code” means the computer code in a format not perceivable by humans and not suitable for machine execution without the intervening steps of interpretation or compilation.

1.8           “Source Code” means the human-readable version of a software program that requires further compilation or other processing before it can execute on a computer.

1.9           “Statement of Work” means a high level description of the Project and all work required to complete the project.  It describes the problem to solve as well as the tasks, users of the system and the user environment. The overall technical capabilities of the system are described, as well as what is not included.  One of the most important goals of the Statement of Work is to gain a mutual understanding of the scope, effort and costs involved to complete the Project.

2.           Services.

2.1           Development.  KLATU will use commercially reasonable efforts to perform the engineering services set forth on the applicable Statement of Work.  KLATU shall comply with all laws applicable to professional software engineers and shall perform in a manner consistent with generally accepted procedures for the profession.

2.2           Changes. Either party may, from time to time, provide written notice to the other party proposing changes to the Project or the development schedule related thereto (“Change Proposal”).  Following a Change Proposal, the parties shall promptly (not to exceed two (2) weeks), determine the financial and schedule impact, if any, and whether, and with what modifications the proposed change is mutually agreeable.  No Change Proposal will have any contractually binding effect until formally agreed to in writing by both parties.  KLATU will be paid its contracted hourly rates to evaluate the effect of any change proposed by CRYOPORT (not to exceed four (4) person hours of evaluation time without advance written approval of CRYOPORT).  The parties shall then execute an amendment to the applicable Statement of Work to reflect any such changes.

3.           Acceptance.  If applicable, within fourteen (14) days after the Effective Date, CRYOPORT and KLATU shall prepare a mutually agreeable acceptance test plan which corresponds with the Developed Software (each, an “ATP”) which defines criteria for final acceptance of the Developed Software by CRYOPORT. Primary responsibility for the preparation of each ATP shall be set forth in the applicable Statement of Work. KLATU shall provide written notice to CRYOPORT upon completion of the Developed Software or any relevant component thereof.  Within ten (10) business days after delivery by KLATU of such notice, CRYOPORT shall complete testing of the Developed Software or component thereof in accordance with the applicable ATP.  If such Developed Software passes the criteria of the ATP, CRYOPORT shall immediately issue to KLATU a Certificate of Final Acceptance.  If no such Certificate of Final Acceptance is received by KLATU within such time period, such Developed Software shall be deemed accepted hereunder.  If the Developed Software does not pass the applicable ATP, CRYOPORT shall promptly provide written notice thereof to KLATU describing the nature of the failure, and KLATU shall use commercially reasonable efforts to correct any reproducible error.  Upon correction of such error, KLATU shall send notice of completion to CRYOPORT, and the Developed Software shall be tested again pursuant to the terms of this Section 3 until final acceptance is achieved.

4.           Ownership and Licensing.  KLATU or its licensors shall retain and are the sole and exclusive owners of any and all rights in and to the Background Technology and Developed Technology.

5.           Fees and Payment.

5.1           Fee Estimate.  KLATU shall provide an estimate of fees for each Project, which shall be set forth in the applicable Statement of Work.  CRYOPORT acknowledges and agrees that KLATU is providing an estimate of such fees only, that such estimate is not binding, and that it may be subject to change during the course of performing such Project; provided, however, that, the total fees actually invoiced for such Project shall not exceed KLATU’s estimate by more than ten percent (10%) without CRYOPORT’s prior written approval.  Estimated fees may consist of engineering services, prototyping fees, travel expenses or other miscellaneous expenses associated with a given Project.

5.2           Retainer.  An initial retainer payment for each Project may be due and if required it shall be stated in each Statement of Work.  The contracted hourly rates applicable to each Project shall be set forth in Exhibit B.  If a retainer is specified, work on such Project will not begin until such initial retainer payment is received by KLATU.

5.3           Weekly Engineering Services Invoice.  CRYOPORT shall pay KLATU its contracted hourly rates pursuant to Exhibit B for engineering services performed under each Statement of Work.  KLATU will not increase such published rates during the Project.  Each week, or in accordance with agreed upon milestones which ever is specified in the applicable Statement of Work, KLATU shall invoice CRYOPORT for engineering services performed under this Agreement.  Payment of such invoice is due within ten (10) days after receipt thereof.  If the applicable Statement of Work provides for an initial retainer payment paid pursuant to Section 5.2, it shall be credited against the fees to be paid pursuant to each such invoice in an amount equal to twenty-five percent (25%) of such invoice, until the total amount of the retainer has been credited. KLATU will refund to CRYOPORT the balance of any uncredited initial retainer payment upon the completion of the Project.

5.4           Prototype Fees.  The prototype fees, if applicable, shall be estimated and set forth in each Statement of Work and shall be based on average costs of similar projects performed by KLATU.  Third party prototyping services will be invoiced to CRYOPORT with a thirty-five percent (35%) mark-up from the cost of such services.  Internal prototyping services will be invoiced at KLATU’s contracted hourly rates.  The estimated prototype fees set forth in each Statement of Work shall be due and payable one (1) week after the execution of the applicable Statement of Work.  If the actual prototype costs exceed the prototype estimate set forth in the applicable Statement of Work, the excess will be invoiced to CRYOPORT each month during the Project, and payment on such invoice shall be due within thirty (30) days after receipt of such invoice. If the prototype estimate exceeds actual prototype cost, the excess will be refunded to CRYOPORT at the end of the Project.

5.5           Payments and Taxes.  All payments made pursuant to this Agreement shall be made in U.S. Dollars.  All amounts invoiced hereunder exclude any applicable taxes.  CRYOPORT agrees to pay, and to indemnify, and hold KLATU harmless from, any sales, use excise, import or export, value added or similar tax or duty not based on KLATU’s income, as well as the collection or withholding thereof, including penalties and interest, arising from payment of amounts due hereunder, and all government permit or license fees and all customs and similar fees levied upon the performance of the engineering services performed hereunder and any costs associated with the collection of any of the foregoing.

5.6           Schedule, Parts Availability and Expediting.  Each Project schedule set forth in the applicable Statement of Work is based on standard parts availability and normal delivery schedules of KLATU’s vendors. KLATU will not be responsible for schedule delays caused by parts availability or long lead time parts. However, if CRYOPORT makes a written request for expedited component procurement and fabrication, KLATU will use it best efforts to meet earlier delivery dates and CRYOPORT shall be responsible for all fees and costs relating to the request.

5.7           CRYOPORT Furnished and CRYOPORT Specified Materials.  KLATU is not responsible for any deficiency or omission in CRYOPORT furnished or CRYOPORT specified materials, including, without limitation, CRYOPORT Deliverables. Time expended by KLATU in isolation, debug or modification of CRYOPORT furnished or CRYOPORT specified materials, including, without limitation, CRYOPORT Deliverables, will be charged to CRYOPORT at KLATU’s contracted hourly rates, provided however, that KLATU shall provide prior written notice to CRYOPORT with a description of the deficiency with a good faith estimate of the costs involved to correct the deficiency. Within five (5) business of days of receiving such notice, CRYOPORT shall either correct or accept KLATU’s written offer to cure the deficiency.

5.8           Travel Expenses.  Any travel required by KLATU employees or its subcontractors in connection with any Project must be approved in writing by CRYOPORT, and CRYOPORT will reimburse KLATU for any and all reasonable travel and living expenses in connection therewith.  While traveling pursuant to this Agreement, CRYOPORT will be billed at contracted hourly rates for the actual time each KLATU employee or its subcontractor is in transit, to a maximum of eight (8) hours per day.   In cases of multi-day on-site work, CRYOPORT will be billed, at contracted hourly rates, a minimum of eight (8) hours per day or actual time worked by KLATU employees and its subcontractors, whichever is higher, including weekends and holidays.

6.           Confidentiality

6.1           Confidential Information.  The parties acknowledge that in the course of performance of their obligations under this Agreement, each party (the “Recipient”) may obtain certain confidential and proprietary information of the other party (the “Disclosing Party”), including without limitation, information concerning copyrighted works, patents or patent pending investigations, development, or general information regarding such party’s technology, customers, financial, business, or marketing matters. All such information disclosed which has been identified in writing to be confidential and proprietary, or, if disclosed orally, followed by a writing designating the confidential nature of the information within thirty (30) days after its disclosure, shall be referred to hereafter as “Confidential Information.”  All such Confidential Information shall be protected and held in the strictest confidence and trust by the Recipient and not disclosed to any third parties; provided however, that Recipient may disclose the Disclosing Party’s Confidential Information to employees, agents, or subcontractors who have executed non-disclosure agreements with terms at least as restrictive as those set forth herein and who have a need to know such Confidential Information without the prior written permission of the Disclosing Party.  Further, Confidential Information shall only be used for the purpose of performing obligations under this Agreement. The obligations set forth in this Section 6.1 shall remain in effect for a period of five (5) years after termination of this Agreement.

6.2           Exclusions.  Notwithstanding the foregoing, Confidential Information shall not include any information which the Recipient can prove is:  (a) available to the public other than by breach of this Agreement by the Recipient; (b) rightfully received by the Recipient from a third party without confidential limitations; (c) entirely and independently developed by employees or subcontractors of the Recipient having no access to the Disclosing Party’s Confidential Information; (d) known to the Recipient prior to its first receipt of same from the Disclosing Party; (e) approved for release by written authorization of the Disclosing Party; or (f) disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control of the Recipient or the Disclosing Party, provided however that if Recipient is required to disclose Confidential Information, Recipient shall promptly notify the Disclosing Party of the order or request and permit the Disclosing Party (at its own expense) to seek an appropriate protective order.

7.           Term and Termination.

7.1           Term.  The term of this Agreement shall begin on the Effective Date and shall continue until December 31, 2008, unless earlier terminated as set forth below.

7.2           Termination by CRYOPORT.  This Agreement (or any Project) may be terminated by CRYOPORT upon thirty (30) days written notice from CRYOPORT to KLATU.  CRYOPORT shall pay KLATU for all work performed under this Agreement (or in connection with the applicable Project as the case may be) through the date of such termination, including, but not limited to, engineering services and reasonable costs and expenses related thereto incurred prior to such termination.

7.3           Termination by KLATU.  KLATU may terminate this Agreement upon written notice to CRYOPORT at any time after completion of all active Projects hereunder.

7.4           Termination for Breach.  Either party may terminate this Agreement upon written notice if the other party breaches any material obligation under this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach. Such notice shall specify the nature of the breach in reasonable detail.  Should KLATU terminate this Agreement for CRYOPORT’s breach, the terms of Section 7.2 (with respect to reimbursement of costs) shall apply.

7.5           Effect of Termination.  Upon termination of this Agreement for any reason, any amounts owed to KLATU under this Agreement before such termination, or as a result of such termination, will be due and payable within thirty (30) days of such termination, and each party shall promptly return to the other party or destroy all Confidential Information of such other party in such party’s possession or control and certify in writing to such other party that it has fully complied with these requirements.

7.6           Survival.  Sections 4 (Services), 5.5 (Payments and Taxes), 6 (Confidentiality), 7.5 (Effect of Termination), 8 (Arbitration), 9 (Governing Law), 10 (Warranty) and 11 (Miscellaneous) shall survive any termination of this Agreement.

8.           Arbitration and Equitable Relief

8.1           Disputes.  Except as provided in Section 8.4 below, KLATU and CRYOPORT agree that any dispute or controversy arising out of, relating to or in connection with the interpretation, validity, construction, performance, breach or termination of this Agreement shall be settled by binding arbitration to be held in San Diego, California, in accordance with the Commercial Arbitration Rules, supplemented by the Supplemental Procedures for Large Complex Disputes, of the American Arbitration Association as then in effect (the "Rules").  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator's decision in any court of competent jurisdiction.

8.2           Consent to Jurisdiction. The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules.  KLATU and CRYOPORT hereby consent to the jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

8.3           Costs.  KLATU and CRYOPORT shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses unless otherwise required by law.

8.4           Equitable Relief.  The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

8.5           Acknowledgment.  THE PARTIES AGREE TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, TO BINDING ARBITRATION, EXCEPT AS PROVIDED IN SECTION 9 (5), AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF CRYOPORT'S AND KLATU’S RIGHTS TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE RELATIONSHIP BETWEEN THE PARTIES.

9.           Governing Law

9.1           This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California without reference to conflict of law principles.  The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement. Both parties agree to submit to exclusive jurisdiction in the State of California, USA, and further agree that any and all disputes arising under or related to this Agreement shall be brought and resolved solely and exclusively in San Diego, California, USA.

10.           Warranty, Disclaimers and Limitations or Liability.

10.1           Warranty.  KLATU warrants to CRYOPORT that the Developed Hardware and Developed Software licensed to CRYOPORT under this Agreement shall conform in all material respects to the specifications for each applicable Exhibit A.  If the Developed Hardware or Developed Software is non-conforming, then KLATU will correct or replace non-conforming Developed Hardware or Developed Software, in accordance with the maintenance procedures and terms and conditions set forth in the attached Exhibit C ("Maintenance Procedures").  This warranty shall become effective as of the Delivery Date of the Developed Hardware and Developed Software (or delivery of the relevant Revision, as the case may be) and shall continue in effect for a sixty (60) day period ("Warranty Period") following such date. CRYOPORT must notify KLATU in writing of any non-conformance within the Warranty Period.

10.2           Post Warranty Maintenance and Support Services. In consideration of an optional payment as specified in the applicable Exhibit A, KLATU shall continue to provide maintenance and support services relating to the Developed Technology.  The effect of such a payment will be to extend support of the Project deliverable for twelve (12) months beginning on the 31st day following the Delivery Date of the Developed Technology.  KLATU shall provide service and support on the same terms, conditions and using the same procedures as specified in Appendix C.

10.3           Warranty Disclaimers and Limitations.  THE WARRANTIES ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  The warranties above shall apply only if KLATU's examination discloses to KLATU's satisfaction that alleged defects actually exist and were not caused by misuse, unauthorized modifications, neglect, improper installation or testing, attempts to repair, or the like, or by accident, fire, power surge or failure, or other hazard.  Repair or replacement of code or other item does not extend the warranty Period.  KLATU specifically does not warrant that (i) the Developed Technology will meet CRYOPORT's or CRYOPORT's Customers' requirements, or (ii) the Modified Hardware and/or Software or Documentation in combination with the CRYOPORT System will operate in combinations with other hardware and software products which may be selected for use by CRYOPORT or CRYOPORT's Customers.

10.4           No Warranty Pass-Through.  CRYOPORT shall not pass through to its Customers or any other third party the warranties made by KLATU under this Section 10, shall make no other representations to its Customers or any other third party on behalf of KLATU, and shall expressly indicate to its Customers that they must look solely to CRYOPORT in connection with any problems, warranty claims, other claim or other matters concerning Customer Systems or the Developed Technology.  No warranty, representation or agreement in this Agreement shall be deemed to be made for the benefit of any Customer of CRYOPORT or any other third party.

10.5           Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE, DATA OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT OR BASED ON A WARRANTY, EVEN IF THE OTHER PARTY OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  KLATU’S LIABILITY FOR DAMAGES SHALL IN NO EVENT EXCEED THE AMOUNTS ACTUALLY PAID BY CRYOPORT UNDER THIS AGREEMENT TO KLATU IN THE TWELVE (12) MONTHS PRECEEDING THE CLAIM GIVING RISE TO SUCH LIABILITY BY CRYOPORT TO KLATU UNDER THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT THIS LIMITATION IS AN ESSENTIAL ELEMENT OF THE BARGAIN BETWEEN THE PARTIES AND THAT IN ITS ABSENCE THE TERMS OF THIS AGREEMENT WOULD BE SUBSTANTIALLY DIFFERENT.

11.           Miscellaneous

11.1           Relationship of the Parties.  KLATU is an independent contractor and is not an agent, joint venturer, partner or employee of CRYOPORT. The detailed manner and method of performing the services contemplated hereunder are under the sole control of KLATU.

11.2           Non-Solicitation.  CRYOPORT hereby agrees not to recruit or offer employment to any KLATU personnel who have been introduced to CRYOPORT, or who are or have been assigned to perform services for CRYOPORT until one (1) year after the expiration or termination of this Agreement.

11.3           Conflict.  In the event there are any express or implied inconsistencies between the provisions of this Agreement and any attached Statement of Work, the provision of this Agreement shall control. Any purchase order or other documents issued by CRYOPORT is for administrative convenience only.  In the event any such purchase order or other document issued by CRYOPORT is in addition to or conflicts with any term or provision of this Agreement, this Agreement shall prevail and the additional or conflicting term is hereby rejected.

11.4           Severability.  If any provision of this Agreement is found to be invalid, unlawful or unenforceable by a court of competent jurisdiction, such invalid term will be severed from the remaining portion of this Agreement, which will continue to be valid and enforceable to the fullest extent permitted by law.

11.5           Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally, transmitted via facsimile transmission (fax) or five days after being deposited in the United States registered mail, postage prepaid and addressed as follows, or to such other address as each party may designate in writing:

CRYOPORT:

Cryoport, Inc.
Peter Berry, CEO
20382 Barents Sea
Lake Forrest, CA 92630
(714) 256 6100
(714) 256 6110
pberry@cryoport.com

KLATU:

KLATU Networks, LLC.
Rick Kriss, Managing Director
8030 S Vale Garden Rd
Canby, Oregon 97013
(760) 389 5012
rkriss@klatunetworks.com

With a copy to:

Robert W. Blanchard
Blanchard, Krasner & French, P.C.
800 Silverado Street, Second Floor
La Jolla, Ca. 92037
Phone 858 551-2440
Fax 858 551-2434
bblanchard@bkflaw.com

11.6           Entire Agreement.  This Agreement, each Statement of Work attached hereto and the Commercial Services and Distribution Agreement contains the final and entire agreement and understanding between the parties with respect to the subject matter hereof and merges and supersedes all prior or contemporaneous agreements, understandings, and representations. No addition or modification to this Agreement is valid unless made in writing and signed by both parties hereto.

11.7           Force Majeure.  There shall be no breach of an obligation under this Agreement (except breach for failure to make any payment due hereunder) if the breach results solely from a cause beyond the reasonable control of the party in breach including, but not limited to, acts of God, riots, revolutions, war, power outages, government acts, fires, flood, epidemics, protests, lockouts, strikes, or slowdowns, and the need to perform the obligation shall be suspended by such cause; provided, however, that the maximum period of suspension is sixty (60) days, after which time performance shall be resumed or the Agreement shall be deemed terminated, unless otherwise agreed to in writing by both parties.  To be eligible for a force majeure delay a party must notify the other in writing immediately upon the occurrence of the force majeure.

11.8           Headings and References.  The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to Sections and Statements of Work will, unless otherwise provided, refer to Sections hereof and the Statements of Work attached hereto, all of which are incorporated herein by this reference.

11.9           Authority.  The parties executing this Agreement on behalf of KLATU and CRYOPORT warrant that they have the authority to enter into this Agreement and to bind their respective KLATU to all of the terms and conditions of this Agreement.

11.10         Waiver.  The failure of either party to require performance by the other party of any provision hereof will not affect the full right to require such performance at any time thereafter; nor will the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

11.11         Non-Exclusivity.  CRYOPORT acknowledges that KLATU may be and could be performing services for businesses other than CRYOPORT including, without limitation, other companies engaged in businesses similar to that of CRYOPORT.  This Agreement shall not prohibit KLATU from performing services for such other businesses.

11.12         Assignment.  Neither party shall assign or delegate this Agreement, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that KLATU may delegate certain of its obligations hereunder to independent subcontractors; provided, further, however that either party may assign this Agreement to a parent, subsidiary, or successor-in-interest to its business (whether by merger, acquisition, consolidation, or sale of substantially all of the assets of such party) if such assignee assumes all of the obligations of the assignor hereunder. Any attempted assignment or delegation in violation of the preceding sentence will be null and void. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.

11.13         Injunctive Relief.  Notwithstanding any other provision of this Agreement, a breach of Section 6 or 7 will cause irreparable harm to the non-breaching party.  Therefore, any such attempted or actual breach shall entitle the non-breaching party to seek, wherever it deems appropriate, injunctive relief in addition to all other remedies available.

In Witness Whereof, the parties have executed this Agreement as of the Effective Date.

KLATU NETWORKS, LLC	Cryoport, Inc.
By: /s/ Richard Kriss	By: /s/ Peter Berry
Name: Richard Kriss	Name: Peter Berry
Title: Managing Director	Title: CEO
Date: November 2, 2007	Date: November 1, 2007

EXHIBIT A-1
PHASE 1 STATEMENT OF WORK

(FEDERAL EXPRESS SYSTEM DESIGN, PROJECT PLAN AND ROAD MAP)

Objective: Working with Cryoport’s management team, develop high-level planning documentation for the , Project Plan, Product Plan, Product Road Map, System Architecture, budgets and milestones for the development of the CPMS end-to-end solution.  Additionally and in parallel, prepare a technology assessment of competitive offerings in the market space for “cold chain monitoring”

Audience: The document will be written with a operational emphasis and the intended audience is Cryoport.  The document will be used as a planning and management tool and as a guide to manage the development process and budgets.

Deliverables:

1.	Technology assessment matrix of competitive technologies (Kriss)

2.	High Level Project Plan, Milestones and Budgets ( Fouskarinis)

3.	High level Product Road Map (Kriss)

4.	High level market requirements document for the shipper module (Kriss).

5.
Draft system diagrams into requirements and systems architecture documentation including identification of proposed technologies such as servers, hosting options, server frameworks, and development tools (Kadel (Lead), Fouskarinis Maheshwari, Malhotra.)

Budget estimate $25,000 (See Exhibit B-1)

Terms: $12,500 upon signing of this Agreement, $5,000 upon completion and delivery of items 1, 3 and 4 above, balance upon delivery of items 2 and 5.

Time Frame: 4-6 weeks.

EXHIBIT B-1
CONTRACTED HOURLY RATES & PROJECT BUDGET

The following hourly rates (October 2007) and budget shall apply to Statement of Work (SOW) referenced herein as Exhibit A-1

Type of Work Provided	Est. Hours	Hourly Rate	Budget
Purchasing		$70.00	$0.00
Software Technician		$70.00	$0.00
Software Engineer		$80.00	$0.00
Senior Software Engineer	40	$110.00	$4,400.00
Software Architect		$120.00	$0.00
Senior Software Architect	80	$150.00	12,000.00
Project Manager & Documentation		$90.00	$3,600.00
Senior Project Manager		$120.00	$0.00
Software QA Technician		$80.00	$0.00
Software QA Engineer		$90.00	$0.00
Software QA Manager		$120.00	$0.00
Technical Doc Writer		$80.00	$0.00
Specialized Expertise		Market Rate	$0.00
R Kriss Retainer (10/9 – 11/9)	Fixed		$5,000.00

Fee SOW A-1			$25,000.00

*NOTE: In cases where specialty skills such as User Interface Engineering, FDA Compliance CRYOPORT, ESD Specialists, Database Design Engineer, etc., are required, the hourly rate will be based on the actual market rate for the skill. Customers subject to this rate will be notified in advance if this rate applies.

EXHIBIT C
MAINTENANCE PROCEDURES

During the Warranty Period, KLATU shall use its best commercial efforts to correct any non-conforming Hardware and/or Software and Documentation or Revisions.

All units will be tested by KLATU prior to shipment and should be tested by CRYOPORT upon arrival.   Defective units detected in the CRYOPORT incoming QA process, where that defect is manufacturing defect in one or more units, will be replaced by KLATU at no charge if returned within the warranty period.  CRYOPORT must notify KLATU that a failure has occurred and obtain an RMA (Return Material Authorization) number for the units to be returned.

Design or implementation issues will be dealt with in accordance with the following schedule:

Error Level One1	within 5 business days
Error Level Two2	within 10 business days
Error Level Three3	on the next regular release to
CRYOPORT, but no longer than 180 days.

Among other things, KLATU's response may include (i) instructions for solving the problem, or (ii) a bug fix not otherwise contained in a release, or (iii) a functionally equivalent software package which is free of such problems, or (iv) a suitable workaround, temporary repair or an emergency bypass, all to the extent that KLATU diagnoses the problem as a defect in an unaltered, current release of the Hardware and/or Software and Documentation.  It is expressly understood and agreed by CRYOPORT that KLATU is under no obligation to include any one or more of items (i) - (iv) in or as part of its response.  It is also expressly understood and agreed by CRYOPORT that if a claimed error is the results of CRYOPORT's misuse, modification, neglect, improper installation or testing of the Hardware and/or Software and Documentation or a problem with hardware or software not supplied by KLATU, KLATU is under no obligation to correct the problem, and CRYOPORT may be charged for KLATU's time and materials in responding to CRYOPORT's claimed error at KLATU's then standard time and material rates.  Finally, it is also expressly understood and agreed that each set of instructions, updated version and functionally equivalent software package provided under this Exhibit shall be regarded as the item of licensed software to which it relates and shall thereupon be subject to all of the terms and conditions of this Agreement that relates to such item.

1.	Error Level One shall mean an error that causes the product to be unusable for the function being performed.

2.	Error Level Two shall mean an error that does leave the product unusable, but incorrectly performs a function and either causes a loss of data or cannot be easily circumvented or avoided.

3.	Error Level Three shall mean an error that incorrectly performs a function, but there is no loss of data and the error can be easily circumvented or avoided.

EXHIBIT D-1

PRELIMINARY ACCEPTANCE TEST PLAN
(Reference Section 3)

Does not apply for services under A-1